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AIR TRANSPORTATION HOLDING COMPANY, INC. AND SUBSIDIARIES

Exhibit 11.1

Computation for Primary and Fully Diluted Earnings Per Common Share
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                                             For Year Ended March 31

                                            1996          1995          1994
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EARNINGS BEFORE CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING PRINCIPAL        $1,612,047    $1,597,553   $1,579,263

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE                                   -             -         715,000


NET EARNINGS                            $1,612,047     $1,597,553   $2,294,263


WEIGHTED AVERAGE COMMON SHARES:

   Primary:
    Weighted average shares outstanding  2,771,025     2,867,766     2,912,433
     Dilutive stock options                248,806       444,621       435,256
                                         3,019,831     3,312,387     3,347,689
   Fully Diluted:
    Weighted average shares outstanding  2,771,025     2,867,766     2,912,433
     Dilutive stock options                250,054       426,988       451,330
                                         3,021,079     3,294,754     3,363,763
NET EARNINGS PER COMMON SHARE:

   Primary:
    Earnings before cumulative effect of
       change in accounting principle   $     0.53    $     0.48    $     0.47
     Change in accounting principle           -             -             0.22
     Net earnings                       $     0.53    $     0.48    $     0.69

   Fully Diluted:
    Earnings before cumulative effect of
       change in accounting principle   $     0.53    $     0.48    $     0.47

    Change in accounting principle            -             -             0.21
     Net earnings                       $     0.53    $     0.48    $     0.68

Note: All common share data reflect the one-for-five reverse stock split effective May 15, 1995.
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